Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 14, 2014 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 14 Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2014 first quarter ended December 31, 2013.

For the quarter ended December 31, 2013, the Company recorded a net loss of $320,287 or 20 cents per share, compared with net income of $143,804 or 9 cents per share, in the same period a year ago. Sales in the first quarter were $1,050,242, down 40% from $1,738,903 a year ago.

Robert L. Bauman, President and CEO, said, “The Company’s first quarter was weak and that was not unexpected. Last year a large order for an OEM masked the weakness of our other productlines.” He went on to say, “The third and fourth quarter of fiscal 2014 will benefit from a large order for an OEM dealer service unit received in January 2014. In addition, we expect substantially better results in our other productlines in the second quarter and beyond because of new product introductions and an improving outlook in the markets we serve."

Backlog at December 31, 2013 was $713,000 versus backlog of $1,372,000 a year earlier. The $659,000 decrease was due primarily to decreased orders for automotive diagnostic products to OEM's and aftermarket products which include emissions products of approximately $624,000 and $41,000 respectively. In addition, orders for indicator products also decreased by approximately $48,000. Orders for parts and service increased by approximately $54,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2014.

The Company's current assets at December 31, 2013 of $2,852,708 are 3.8 times current liabilities and working capital is $2,099,627. These compare to December 31, 2012 current assets of $3,233,152 that were 3.6 times current liabilities and working capital of $2,325,571.  At December 31, 2013 shareholder's equity was $2,428,732 or $1.48 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2014, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2013	2012
Net sales	$1,050,242	$1,738,903
Income (loss) before Income tax	(320,287)	143,804
Income (recovery of) taxes	-	-
Net income (loss)	(320,287)	143,804

Basic income (loss) per share	(.20)	.09
Diluted income (loss) per share	(.20)	.09

Weighted average shares outstanding	1,638,215	1,528,541